Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 to the Employment Agreement (this “Amendment”) by and between NEXTPLAT CORP, a Nevada corporation (the “Corporation”), and DAVID PHIPPS (the “Employee,” and together with the Corporation, the “Parties”) is made effective as of September 24, 2025 (the “Amendment Effective Date”).

RECITALS:

WHEREAS, the Parties entered into that certain Employment Agreement dated August 11, 2024 (the “Agreement”).

WHEREAS, the Parties desire to amend the Agreement to reflect Employee’s appointment as Chief Executive Officer and certain compensation adjustments, with all other terms of the Agreement remaining unchanged.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Agreement is amended as follows:

1.    Title; Duties. Section 2 of the Agreement is amended and restated in its entirety as follows: “2. Duties. The Employee shall serve as Chief Executive Officer of the Corporation, with such duties, responsibilities and authority as are commensurate and consistent with such position, as may be, from time to time, assigned to him by the Board of Directors (the “Board”). The Employee shall also continue to serve as a member of the Corporation’s Board. During the Term (as defined in Section 3), the Employee shall devote all of his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board. As part of such duties, the Employee will have executive oversight responsibilities relative to the Corporation’s healthcare segment, in addition to his other duties, as assigned by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Employee for the making of passive personal investments, the conduct of business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 9 below. Employee shall notify Corporation of any physical, mental or emotional incapacity resulting from injury, sickness or disease that affects Employee’s ability to carry out the duties and responsibilities of Employee’s position.”

2.    Base Salary. Section 4(a) of the Agreement is amended by increasing the Annual Base Salary by one hundred thousand U.S. dollars (US$100,000), such that effective as of September 24, 2025 (the “Salary Increase Effective Date”), the Employee’s Annual Base Salary is four hundred fifty thousand U.S. dollars (US$450,000), less such deductions as shall be required to be withheld by applicable law and regulations and monthly advances against the salary. The Corporation shall continue to review the Annual Base Salary on an annual basis and may increase (but not decrease) such salary during the Term.

3.    One-Time Fully Vested Stock Award. A new Section 4(f) is added to the Agreement as follows: “4(f) One-Time CEO Equity Award. In connection with Employee’s appointment as Chief Executive Officer and assumption of additional responsibilities relative to the Corporation’s healthcare segment, on or as soon as practicable following the Amendment Effective Date, the Corporation shall grant to the Employee a fully vested stock award of two hundred thousand (200,000) shares of the Corporation’s common stock (the “One-Time CEO Award”) under the Nextplat Incentive Plan (as amended or restated from time to time, the “Plan”). The One-Time CEO Award shall be fully vested upon grant and not subject to forfeiture, and shall otherwise be subject to the terms and conditions of the Plan, any applicable award agreement, the Corporation’s insider trading and clawback policies (as in effect from time to time), and applicable laws. The Corporation may withhold shares and/or cash to satisfy applicable tax withholding obligations.”

4.    Additional Equity Awards. The second sentence of Section 4(c) of the Agreement is supplemented by the following sentence: “In addition to the One-Time CEO Award described in Section 4(f), the Employee shall remain eligible for additional equity awards separate and apart from the One-Time CEO Award, as, if and when determined by the Compensation Committee of the Board in its sole discretion, which shall be documented under and subject to the Plan and any applicable award agreement.”

5.    No Other Changes. Except as expressly amended by this Amendment, all terms, conditions and provisions of the Agreement remain unmodified and in full force and effect. This Amendment shall be deemed a part of and incorporated into the Agreement. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

6.    Miscellaneous. Capitalized terms used but not defined in this Amendment have the meanings given in the Agreement. This Amendment may be executed in counterparts (including by electronic signature and PDF), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to conflicts of laws principles, and subject to the dispute resolution, venue and jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

CORPORATION:

NEXTPLAT CORP

By: /s/ Rodney Barreto

Name: Rodney Barreto

Title: Chairman, Board of Directors

EMPLOYEE

By: /s/ David Phipps

Name: David Phipps

Title: Chief Executive Officer